Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite
646-213-1915
crocker.coulson@ccgir.com
leslie.richardson@ccgir.com

ShengdaTech Announces Upgrade Listing to Global Select

TAIAN CITY, Shandong Province, China, - January 31, 2008 - ShengdaTech Inc. (“ShengdaTech” or “The Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (“NPCC”) and coal-based chemical products in the People’s Republic of China (“PRC”), today announced that its application to list its securities on The NASDAQ Global Select Market has been approved effective January 31, 2008.

“We are extremely proud to be approved to list our securities on the NASDAQ Global Select,” commented Mr. Xiangzhi Chen, CEO of ShengdaTech.“The upgrade is a true testament to ShengdaTech’s commitment to enhancing shareholder value and represents yet another milestone as we increase our presence in the international markets.”

The NASDAQ Global Select Market, one of the three market tiers at NASDAQ, recognizes NASDAQ's world-class listed companies and their commitment to high standards and good governance. It is reserved for companies that meet the highest initial listing standards in the world based on financial and liquidity requirements. Prior to the upgrade, the Company's shares were listed on the NASDAQ Capital Market under the same symbol.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

# # #